Exhibit 99.1

GigCapital, Inc. Announces its Intention to Commence a Cash Tender Offer for its Outstanding Rights

PALO ALTO, Calif – September 3, 2019 — GigCapital, Inc., (NYSE: GIG, GIG.U, GIG.RT, and GIG.WS) (“GigCapital” or the “Company”) a Technology, Media and Telecom (TMT) Private-to-Public Equity (PPE)™ corporation, as previously announced, has entered into an agreement to combine with Kaleyra, S.p.A. (“Kaleyra”), and the Company has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) seeking, among other things, stockholder approval of the proposed business combination with Kaleyra (the “Business Combination”), which is expected to close during the 4th quarter of 2019. The Company believes that the Business Combination represents an exceptional value for the Company’s existing stockholders when considered against the comparable company analysis set forth in the preliminary proxy statement filed with the SEC on July 31, 2019, and the investor presentation filed as definitive additional proxy materials with the SEC on August 2, 2019. The Company also believes that the expected redemption value of the Company’s common stock undervalues the post-Business Combination Company. Therefore, the Company believes that an efficient use of capital would include addressing the Company’s current capital structure, including its outstanding rights (NYSE: GIG.RT). For this reason, the Company announces its intent that concurrent with its future filing of the definitive proxy statement with the SEC for the special meeting related to the Business Combination, it will commence a cash tender offer for the outstanding rights which would be closed in conjunction with the closing of the Business Combination. Per SEC regulations, the exact terms and the date of commencement of the tender offer will be set forth in a tender offer statement to be filed with the SEC, coincident with the filing of the definitive proxy.

Pre-Commencement Communications

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any of the Company’s rights. The anticipated tender offer described in this press release has not yet commenced, and while the Company intends to commence the tender offer as soon as reasonably practicable upon the filing of the definitive proxy statement, and complete the tender offer, there can be no assurance that the Company will commence or complete the tender offer on the terms described in this press release, or at all. If the Company commences the tender offer, the solicitation and offer to buy the rights will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company intends to distribute to its rightsholders and file with the SEC. The full details of the tender offer, including complete instructions on how to tender rights, will be included in the offer to purchase, letter of transmittal and related materials, which will become available to rightsholders upon commencement of the tender offer.

Additional Information About the Business Combination and Where to Find It

Additional information about the Business Combination with Kaleyra and related transactions is described in GigCapital’s preliminary proxy statement relating to the Business Combination and the respective businesses of GigCapital and Kaleyra, which GigCapital has filed with the SEC. The Business Combination and related transactions will be submitted to stockholders of GigCapital for their consideration. GigCapital’s stockholders and other interested persons are advised to read the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement and any additional definitive materials filed in connection with GigCapital’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the Business Combination and related transactions, because these documents will contain important information about GigCapital, Kaleyra and the Business Combination and related transactions. The definitive proxy statement will be mailed to stockholders of GigCapital as of a record date to be established for voting on the Business Combination and related transactions.

Stockholders may also currently obtain a copy of the preliminary proxy statement or the definitive proxy statement, once available, as well as other documents filed with the SEC by GigCapital, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Brad Weightman, Vice President and Chief Financial Officer, GigCapital, Inc., 2479 E. Bayshore Rd., Suite 200 Palo Alto, CA 94303, or by telephone at (650) 276-7040.

Participants in the Solicitation

Kaleyra, GigCapital and their respective directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from GigCapital’s stockholders in respect of the Business Combination and related transactions. Information regarding GigCapital’s directors and executive officers is available in its Form 10-K filed with the SEC on December 6, 2018. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests is contained in the preliminary proxy statement, and will be contained in the definitive proxy statement when it becomes available, related to the Business Combination and related transactions, and which can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This press release may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding the Business Combination, the proposed rights tender offer, Company and Kaleyra. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company and/or Kaleyra expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “believe” and “expect”. Such forward-looking statements include, but are not limited to, statements regarding the closing of the combination, potential capital alternatives or changes to the capital structure of the Company and the expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the business combination and future business plans of the Company and Kaleyra management teams. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are based on certain assumptions and analyses made by the management of the Company and/or Kaleyra in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on the Company and Kaleyra as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting the Company or Kaleyra will be those anticipated and actual results may differ materially from those expressed in this press release due to many factors such as, but not limited to, the ability to satisfy closing conditions for the Business Combination, including that the Company stockholders will approve the Business Combination, the ability of the combined company to meet the NYSE’s listing standards, and that the Company will have sufficient capital upon the approval of the Business Combination to operate as anticipated. Should one or more of these risks or uncertainties materialize, or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. These statements speak only as of the date they are made and none of the Company and/or Kaleyra undertakes any obligation to update any forward-looking statements contained in this press release to reflect events or circumstances which arise after the date of this press release.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction

About GigCapital, Inc.

GigCapital, Inc. (NYSE: GIG, GIG.U, GIG.RT, and GIG.WS), is a Private-to-Public Equity (PPE)™ company, (also known as a Blank-Check or Special Purpose Acquisition Company (“SPAC”)), sponsored by GigAcquisitions, LLC, and sole-managed by GigFounders, LLC (www.gigfoundersglobal.com). All were founded in 2017 by Dr. Avi Katz. The GigCapital Group companies are led by an affiliated team of technology industry experts, deploying a unique Mentor-Investors™ methodology to partner with exceptional privately-held and non-U.S. public technology companies of dedicated solid entrepreneurs. The GigCapital Group companies offer financial, operational and executive mentoring to U.S. and global private, and non-U.S. public companies, in order to accelerate their path from inception and as a privately-held entity into the growth-stage as a publicly traded company in the U.S. The partnership of the GigCapital Group with these companies continues through an organic and roll-up strategy growth post the transition to a public company. For more information, visit www.gigcapitalglobal.com.

“Private-to-Public Equity (PPE)” and “Mentor-Investor” are trademarks of GigFounders, LLC, used pursuant to agreement.

Contacts

GigCapital:

Darrow Associates, Inc.

Jim Fanucchi

+1 (408) 404-5400

ir@gigcapitalglobal.com